CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 6 to the Registration Statement on Form N-4, No. 333-179398 of RiverSource® RAVA 5 Advantage® Variable Annuity /RAVA 5 Select® Variable Annuity /RAVA 5 Access® Variable Annuity (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013) of our report dated February 25, 2014 relating to the consolidated financial statements of RiverSource Life Insurance Company, and our report dated April 21, 2014 relating to the financial statements for RiverSource Variable Account 10, which appear in Post-Effective Amendment No. 5 to the Registration Statement on Form N-4, No. 333-179398. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 4, 2014